                                                                  EXHIBIT 11.1

                                          GREAT PLAINS SOFTWARE, INC
                               COMPUTATION OF UNAUDITED NET INCOME PER SHARE

                                               Primary EPS                    Fully Diluted EPS
                                        Three Months Ended November 30  Three Months Ended November 30
                                              1997            1996           1997            1996
Weighted average common shares
  oustanding                                13,475,717      7,356,506      13,475,717     7,356,506

Common Stock equivalents
  Assumed conversion of mandatorily
     redeemable preferred stock (1)                         1,847,627                     1,847,627
  Stock Options (2)                            694,120        641,745         695,606       641,745

Weighted average common and common
  equivalent shares outstanding             14,169,837                     14,171,323

Pro forma weighted average common and
  common equivalent shares outstanding (1)                  9,845,878                     9,845,878

Net income                                   2,139,000        650,000       2,139,000       650,000

Unaudited net income per share                    0.15                           0.15

Unaudited pro forma net income per share(1)                      0.07                          0.07

                                               Primary EPS                    Fully Diluted EPS
                                         Six Months Ended November 30  Six Months Ended November 30
                                              1997           1996            1997           1996
Weighted average common shares
  oustanding                                13,093,015      7,357,047      13,093,015     7,357,047

Common Stock equivalents
  Assumed conversion of mandatorily
     redeemable preferred stock (1)                         1,847,627                     1,847,627
  Stock Options (2)                            727,969        641,745         728,712       641,745

Weighted average common and common
  equivalent shares outstanding             13,820,984                     13,821,727

Pro forma weighted average common and
  common equivalent shares outstanding (1)                  9,846,419                     9,846,419

Net income                                   3,672,000      1,201,000       3,672,000     1,201,000

Unaudited net income per share                    0.27                           0.27

Unaudited pro forma net income per share(1)                      0.12                          0.12


(1) Unaudited pro forma net income per share for the three and six months ended November 30, 1996, is based upon the pro forma weighted average number of common stock and common stock equivalent shares outstanding for the period. It assumes the conversion of the Company's Series A Convertible Preferred Stock and the Series B Mandatorily Redeemable Convertible Preferred Stock into 1,847,627 shares of common stock effective June 1, 1996.

(2) Effect of applying the treasury stock method to weighted average stock options outstanding during the period.


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